FORM OF

                        ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT is made by and between AETNA LIFE INSURANCE AND ANNUITY COMPANY, a Connecticut insurance corporation (the "Adviser"), and AETNA VARIABLE PORTFOLIOS, INC., a Maryland corporation (the "Fund"), on behalf of its Aetna ______________ Portfolio (the "Portfolio"), as of the Date set forth below.

                               W I T N E S S E T H
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WHEREAS, the Fund is registered with the Securities and Exchange Commission (the
"Commission") as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Fund has established the Portfolio; and

WHEREAS, the Administrator is registered with the Commission as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act") and has entered into an agreement with the Fund for the benefit of the Portfolio to serve as investment adviser to the Portfolio; and

WHEREAS, the Fund, on behalf of the Portfolio, desires that the Administrator provide certain administrative services for the Portfolio in connection with the operation and management of the Portfolio;

NOW THEREFORE, the parties agree as follows:

I.   APPOINTMENT OF THE ADMINISTRATOR

Subject to the terms and conditions of this Agreement and the policies and control of the Fund's Board of Directors (the "Board"), the Fund, on behalf of the Portfolio, hereby appoints the Administrator to provide the administrative services and assume the obligations described below, for the compensation set forth in Section VI. The Administrator agrees that, except as required to carry out its duties under this Agreement or otherwise expressly authorized, it is acting as an independent contractor and not as an agent of the Portfolio and has no authority to act for or represent the Portfolio in any way.


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II.  DUTIES OF THE ADMINISTRATOR

     A.   Services

     The Administrator agrees to use its best judgment, efforts and facilities in providing services to the Portfolio and in connection therewith, it agrees that those administrative services will consist of:

     1. providing office space, equipment and facilities (which may be the Administrator's or its affiliates') for maintaining the Fund's business organization and for performing administrative services hereunder;

     2. supervising and managing all aspects of the Portfolio's operations (other than investment advisory activities) including administering relations with, and monitoring the performance of, custodians, depositories, transfer and pricing agents, accountants, attorneys, underwriters, brokers and dealers, insurers and other persons in any capacity deemed to be necessary and desirable by the Board;

     3. calculating and arranging for the publication of the net asset value of the Portfolio;

     4. providing noninvestment related statistical and research data and such other reports, evaluations and information as the Portfolio or the Board may request from time to time;

     5. providing internal clerical, accounting and legal services, and stationery and office supplies;

     6. preparing, to the extent requested by the Fund, the Portfolio's prospectus, statement of additional information, and annual and semi-annual reports to shareholders;

     7. arranging for the printing and mailing (at the Portfolio 's expense) of proxy statements and other reports or other materials provided to the Portfolio's shareholders;

     8. preparing for execution and filing all the Portfolio 's federal and state tax returns and required tax filings other than those required to be made by the Portfolio's custodian and transfer agent;

     9. preparing periodic reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities with the advice of the Portfolio's counsel;

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     10.  maintaining the Fund's existence, and its corporate records and during such times as the shares of the Portfolio are publicly offered, maintaining the registration and qualification of the Portfolio's shares under federal and state law;

     11. keeping and maintaining the financial accounts and records of the Portfolio;

     12. developing and implementing, if appropriate, management and shareholder services designed to enhance the value or convenience of the Portfolio as an investment vehicle; and

     13. providing the Board on a regular basis with reports and analyses of the Portfolio's operations and the operations of comparable investment companies.

     B.   Expenses

     During the term of this Agreement, the Administrator shall be responsible for all of its costs and expenses incurred in carrying out the services described in Paragraph A of this Section. In addition, it agrees that it shall be responsible for, and pay or reimburse the Portfolio for, all of the following expenses that would otherwise be payable by the Portfolio:

     1. fees and expenses of the Portfolio's independent accountants and legal counsel;

     2. fees and expenses of any transfer agent, custodian, dividend, accounting, pricing or disbursing agent of the Portfolio;

     3. insurance premiums on property or personnel (including officers and directors) of the Fund which benefit the Fund or its directors;

     4. all fees and expenses of the Fund's directors, who are not "interested persons" (as defined in the 1940 Act) of the Fund or the Adviser;

     5. expenses of preparing, printing and distributing prospectuses and reports to shareholders of the Portfolio, except for those expenses paid by third parties in connection with the distribution of Portfolio shares;

     6. all expenses incident to the payment of any dividend, distribution, withdrawal or redemption, whether in shares of the Portfolio or in cash;


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     7.   costs and expenses of promoting the sale of shares in the Portfolio, including preparing prospectuses and reports to shareholders of the Portfolio, provided, nothing in this Agreement shall prevent the charging of such costs to third parties involved in the distribution and sale of Portfolio shares;

     8. fees payable by the Portfolio to the Commission or to any state securities regulator or other regulatory authority for the registration of shares of the Portfolio in any state or territory of the United States or in the District of Columbia;

     9. all costs attributable to investor services, administering shareholder accounts and handling shareholder relations, (including, without limitation, telephone and personnel expenses), which costs may also be charged to third parties by the Adviser;

     10.  all dues and fees payable to the ICI or successor organization; and

     11. any other ordinary, recurring expenses incurred in the management of the Portfolio's assets or administering its affairs.

III. REPRESENTATIONS AND WARRANTIES

     A.   Representations and Warranties of the Administrator

     The Administrator hereby represents and warrants to the Fund as follows:

     1. Due Incorporation and Organization. The Administrator is duly organized and is in good standing under the laws of the State of Connecticut and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder.

     2. Best Efforts. The Administrator at all times shall provide its best judgment and effort to the Portfolio in carrying out its obligations hereunder.

     B.   Representations and Warranties of the Portfolio and the Fund

     The Fund, on behalf of the Portfolio, hereby represents and warrants to the Administrator as follows:


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     1.   Due Organization. The Fund has been duly incorporated under the laws of the State of Maryland and it is authorized to enter into this Agreement and carry out its obligations hereunder.

     2. Registration. The Company is registered as an investment company with the Commission under the 1940 Act and shares of the Portfolio are registered or qualified for offer and sale to the public under the Securities Act of 1933, as amended (the "1933 Act") and all applicable state securities laws. Such registrations or qualifications will be kept in effect during the term of this Agreement.

IV.  COMPLIANCE WITH APPLICABLE REQUIREMENTS

In carrying out its obligations under this Agreement, the Administrator shall comply with the following:

     A.   all applicable provisions of the 1940 Act;

     B. all terms and provisions described in the most current effective amendment of the registration statement for the Portfolio, as filed with the Commission under the 1933 Act and the 1940 Act ("Registration Statement") and all policies adopted by the Board;

     C.   the provisions of the Fund's Articles of Incorporation, as amended;

     D.   the Bylaws of the Fund, as amended; and

     E. any other applicable provisions of state or federal law, or any rules or regulations issued by such regulatory authorities.

V.   DELEGATION OF RESPONSIBILITIES

All services to be provided by the Administrator under this Agreement may be furnished by any directors, officers or employees of the Administrator, by any affiliates of the Administrator under the Administrator's supervision, or by any party to which such services may lawfully be delegated.

VI.  COMPENSATION

For the services to be rendered, the facilities furnished, and the expenses paid, by the Administrator, the Portfolio shall pay to the Administrator an annual fee, at a rate of __________% of the average daily net assets of the Portfolio payable monthly in arrears.


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Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily at the rate of 1/365 of __________% of the daily net assets of the Portfolio. If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above.

VII. NONEXCLUSIVITY

The services of the Administrator to the Portfolio are not to be deemed to be exclusive, and the Administrator shall be free to render administrative or other services to others (including other investment companies) and to engage in other activities, so long as its services under this Agreement are not impaired thereby. It is understood and agreed that officers and directors of the Administrator may serve as officers or directors of the Fund, and that officers or directors of the Fund may serve as officers or directors of the Administrator to the extent permitted by law; and that the officers and directors of the Administrator are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or trustees of any other firm or corporation, including other investment companies.

VIII. TERM

This Agreement shall become effective at the close of business on the date hereof and shall continue through December 31, 1999. Thereafter it shall continue for successive annual periods, provided such continuance is specifically approved at least annually by the Fund's directors who are not parties to this Agreement or "interested persons" as defined in the 1940 Act ("disinterested directors"), or by the vote of the holders of a "majority" as defined in Section 2(a)(42) of the 1940 Act ("majority") of the outstanding voting securities of the Portfolio and by a majority of the disinterested directors.

IX.  TERMINATION

This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Fund's directors or by vote of a majority of the Portfolio's outstanding voting securities or by the Administrator, on sixty (60) days' written notice to the other party.

X.   LIABILITY OF ADMINISTRATOR

The Administrator shall be liable to the Portfolio and shall indemnify the Portfolio for any losses incurred by the Portfolio, whether in the purchase, holding or sale of any security or otherwise, to the extent that such losses resulted from an act or omission on


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the part of the Administrator or its officers, directors or employees, that is found to involve willful misfeasance, bad faith or negligence, or reckless disregard by the Administrator of its duties under this Agreement, in connection with the services rendered by the Administrator hereunder.

XI.  NOTICES

Any notices under this Agreement shall be in writing, addressed and delivered, mailed postage paid, or sent by other delivery service, or by facsimile transmission to each party at such address as each party may designate for the receipt of notice. Until further notice, such address shall be:

     if to the Fund, the Portfolio or the Administrator:

     151 Farmington Avenue, RE4C
     Hartford, Connecticut  06156
     Fax number: 860/273-8340
     Attn.:  Secretary

XII. QUESTIONS OF INTERPRETATION

This Agreement shall be governed by the laws of the State of Connecticut. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in the provisions of this Agreement is revised by rule, regulation or order of the Commission, such provisions shall be deemed to incorporate the effect of such rule, regulation or order.

XIII. SERVICE MARK

The service mark of the Fund and the Portfolio and the name "Aetna" have been adopted by the Fund with the permission of Aetna Life and Casualty Company and their continued use is subject to the right of Aetna Life and Casualty Company to withdraw this permission in the event the Administrator or another subsidiary or affiliated corporation of Aetna Life and Casualty Company should not be the administrator of the Portfolio.


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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the _______ day of ______________, 1997.


                                        AETNA LIFE INSURANCE
                                        AND ANNUITY COMPANY

Attest:


                                        By
                                           -----------------------------------
                                           Name                          Title

------------------------------------
Name                           Title



                                        AETNA VARIABLE
                                        PORTFOLIOS, INC.
                                        on behalf of
                                        Aetna ______________ Portfolio

Attest:


                                        By
                                           -----------------------------------
                                           Name                          Title

------------------------------------
Name                           Title

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